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                   [LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

                                                                     EXHIBIT 5.1









December 31, 1999




V.F. Corporation
628 Green Valley Road
Greensboro, NC  27408

Dear Sirs:

We have acted as counsel for V.F. Corporation, a Pennsylvania corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $230,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the VF Executive Deferred Savings Plan (the "Plan"). In such capacity, we have examined the Plan, the Certificate of Incorporation and By-Laws of the Company, as amended to date, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, we advise you that, in our opinion, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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    Morgan, Lewis & Bockius LLP